Exhibit 99.1

Capital Senior Living Corporation

For Immediate Release	Contact:	Ralph A. Beattie
972/770-5600
CAPITAL SENIOR LIVING CORPORATION
TERMINATES HEARTHSTONE TRANSACTION
2008 BUSINESS PLAN TO FOCUS ON INCREASING LEVELS OF CARE,
ORGANIC GROWTH AND ACCRETIVE ACQUISITIONS
DALLAS — (BUSINESS WIRE) — February 11, 2008 — Capital Senior Living Corporation (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced that it has terminated its previously announced agreement with Hearthstone Senior Services, L.P. (“Hearthstone”) to acquire Hearthstone’s interests in 32 leases with a healthcare REIT. Based on the results of subsequent due diligence and lease negotiations, the transaction would not create demonstrable value for the Company’s shareholders.
“Our due diligence was thorough and our financial analysis extensive,” said James A. Stroud, Chairman of the Company. “While we appreciate Hearthstone’s cooperation, information gathered during our rigorous process, coupled with lease negotiations, led management to recommend to the Board of Directors against proceeding under the previously agreed terms. We remain committed to increasing shareholder value by executing our long-term growth strategy and, as part of this effort, we will carefully continue to evaluate compelling opportunities to add additional scale and broaden our existing footprint.”
In conjunction with this announcement, the Company is releasing its 2008 Business Plan which is included in the attached corporate presentation. The plan focuses on the following areas:
•	Increase levels of care and capacity through expansions, conversions and new developments

•	Acquire home care agency in clustered markets to provide home health and ancillary services

•	Organic growth from rate increases, cost savings and occupancy growth

•	Accretive acquisitions in highly fragmented industry to enhance geographic clustering
The Company intends to convert 256 independent living units in eight communities to units of assisted living and dementia care. Of these conversions, 80 units were converted in 2007 and the remaining units are expected to be licensed as assisted living during the next two quarters. Upon stabilization, these converted units are projected to

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increase the Company’s revenues by $4.3 million with a 60% incremental margin. The total cost to complete these conversions is estimated to be approximately $2 million. In addition, the Company is planning to expand three communities adding a total of 180 assisted living units, 60 dementia care units and 30 independent living units. The expansions should begin in the second half of this year, and, upon stabilization, are projected to increase the Company’s revenues by $9.1 million with a 60% incremental margin. The total cost of the expansions is estimated to be $27 million, which is expected to be funded by supplemental mortgage financing and cash on hand.
“Our 2008 business plan is focused on increasing the levels of care to meet the needs of our residents with an average age of 85 while improving performance and maximizing shareholder value. The successful execution of this plan is expected to result in higher occupancies, increased revenues and operating margins, and improved cash flow,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “Expansions and conversions typically produce incremental margins in the 60 percent range and are projected to generate a 28% return on investment. Additionally, we will continue to pursue the acquisition of a home care agency in Texas where 19 of our 64 communities are located.”
RECENT TRANSACTIONS
The Company and Prudential Real Estate Investors (PREI®), acting on behalf of institutional investors in its Senior Housing Partners III fund, have formed a third joint venture to develop a senior housing community. The community to be developed is located in Perrysburg, Ohio and will consist of 101 independent living units and 45 assisted living units. The community is expected to open in the first quarter of 2009.
The new venture will be funded 10 percent by the Company and 90 percent by PREI. The joint venture will fund approximately 35 percent of the equity according to each member’s pro rata share and has obtained a construction loan for the remaining 65 percent of the project costs. Under the venture agreement, the Company will earn development and management fees and may receive incentive distributions.
Earlier this month, the Company entered into a lease on the Whitley Place community located in Keller, Texas. This 47-unit assisted living community has capacity for 65 seniors and is expected to produce annual revenues of approximately $1.4 million.
Whitley Place was purchased by a publicly traded healthcare REIT from a third party for approximately $5 million. The Company has leased this community on a ten-year term with two five-year renewal options. The initial lease rate of 7.75 percent is subject to conditional escalation provisions.
ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a

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continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 64 senior living communities in 23 states with an aggregate capacity of approximately 9,400 residents, including 37 senior living communities which the Company owns or in which the Company has an ownership interest, 25 leased communities and 2 communities it manages for third parties. In the communities operated by the Company, 69 percent of residents live independently, 24 percent of residents require assistance with activities of daily living and 7 percent of residents live in continuing care retirement communities.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not limited to, the Company’s ability to complete the refinancing of certain of our wholly owned communities, realize the anticipated savings related to such financing, find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Cameron Donahue or Brett Maas, Hayden Communications, Inc. at 651-653-1854 for more information.